Exhibit 99.1

ORION GROUP HOLDINGS REPORTS

FIRST QUARTER 2026 RESULTS

HOUSTON – April 28, 2026 – Orion Group Holdings, Inc. (NYSE: ORN) (the “Company” or “Orion”), a leading specialty construction company, today reported its financial results for the first quarter ended March 31, 2026.

Highlights for the quarter ended March 31, 2026

●Revenue of $216 million, GAAP net income of $4.7 million or $0.12 per diluted share, Adjusted EBITDA of $8.7 million and Adjusted EPS of $0.05 per diluted share
●Cash flow from operations of $4.9 million
●Booked awards and change orders of $219 million in the quarter
●Reaffirming full-year 2026 guidance

“We delivered a solid start to the year, supported by disciplined operational performance and a healthy $24 billion pipeline of opportunities. This translated into top- and bottom-line growth and good cash flow generation,” said Travis Boone, President and Chief Executive Officer of Orion. “Our teams continue to execute at a high level, positioning us well for the remainder of 2026.”

“In our Marine segment, demand for mission-critical waterfront infrastructure continues to build, particularly across defense and port modernization projects. We are seeing an uptick in opportunities with the U.S. Coast Guard and the Department of War, underpinned by sustained federal investment in marine infrastructure outlined in the President’s Budget released in early April. We are making good progress integrating J.E. McAmis, leveraging their technical skillset to expand our opportunities and enhance project execution.”

“Our Concrete segment had a fantastic quarter across all key metrics and delivered strong revenue and adjusted EBITDA growth. Data center development continues to serve as a primary market driver, supported by sustained investment from hyperscalers and enterprise customers, with expanding opportunities in growing end markets such as cold storage and advanced manufacturing.”

“Our backlog is growing and our pursuit pipeline remains healthy, with broad-based opportunities across both segments as we move through the year. This combination supports affirmation of our full year 2026 guidance,” concluded Boone.

First Quarter 2026 Results

	Quarter Ended
	March 31,	March 31,
	2026	2025
Revenue	$216.3	$188.7
GAAP Net Income (Loss)	$4.7	$(1.4)
GAAP EPS	$0.12	$(0.04)
Adjusted EBITDA	$8.7	$8.2
Adjusted EPS	$0.05	$0.01

See definitions and reconciliation of non-GAAP measures elsewhere in this release.

Contract revenues of $216.3 million in the first quarter of 2026 increased $27.6 million, or 15%, from $188.7 million in the first quarter of last year, primarily due to strong demand and expansion of services in the Concrete segment.

Gross profit was $25.9 million in the first quarter of 2026, an increase of $2.9 million, or 12%, from $23.0 million in the first quarter of 2025. The increase was primarily driven by the increase in revenue, strong project execution and favorable completions.

Selling, general and administrative expenses were $26.3 million for the first quarter of 2026, up from $22.5 million in the first quarter of last year, primarily to support business growth and the acquisition of J.E. McAmis during the quarter.

GAAP net income for the quarter ended March 31, 2026 was $4.7 million, or $0.12 per diluted share, compared to a net loss of $1.4 million, or $0.04 per diluted share, in the first quarter last year.

Adjusted EBITDA for the first quarter of 2026 was $8.7 million, an increase of 7% compared to the first quarter of 2025. The year-over-year increase was primarily attributable to revenue growth and strong project execution.

Backlog

	March 31,	December 31,
	2026	2025
Marine	$494	$480
Concrete	174	160
Total	$668	$640

First quarter 2026 backlog included approximately $219 million in new awards. Recent Marine awards included maintenance dredging and a road bridge project for the Army in Hawaii, and a petroleum terminal expansion project. Recent Concrete awards included multiple data centers and expanded site work as well as numerous other commercial buildings.

Balance Sheet Update

As of March 31, 2026, current assets were $261 million, including unrestricted cash and cash equivalents of $6.3 million. Total debt outstanding was $72 million, with $53 million of outstanding borrowings under the UMB Credit Facility. The Company incurred borrowings of approximately $47 million under the UMB Credit Facility in connection with its acquisition of J.E. McAmis.

Guidance

The following forward-looking guidance reflects the Company’s current expectations and beliefs as of April 27, 2026, and is subject to change. The following statements apply only as of the date of this disclosure and are expressly qualified in their entirety by the cautionary statements included elsewhere in this document.

For the full year 2026, Orion reaffirms its previous guidance of:

●	Revenue in the range of $900 million to $950 million, 8.6% annual growth at the midpoint
●	Adjusted EBITDA in the range of $54 million to $58 million, 24% annual growth at the midpoint
●	Adjusted EPS in the range of $0.36 to $0.42, 56% annual growth at the midpoint
●	Capital expenditures in the range of $25 million to $35 million

Conference Call Details

Orion Group Holdings will host a conference call to discuss the first quarter 2026 financial results at 9:00 a.m. Eastern Time/8:00 a.m. Central Time on Wednesday, April 29, 2026. To participate, please call (844) 481-2994 and ask for the Orion Group Holdings Conference Call. A live audio webcast of the call will also be available on the Investor Relations section of Orion’s website at https://www.oriongroupholdingsinc.com/investor/ and will be archived for replay.

About Orion Group Holdings

Orion Group Holdings, Inc., a leading specialty construction company serving the infrastructure, industrial and building sectors, provides services both on and off the water in the continental United States, Alaska, Hawaii, Canada and the Caribbean Basin through its marine segment and its concrete segment. The Company’s Marine segment provides construction and dredging services relating to marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging of waterways, channels and ports, environmental dredging, design and specialty services. Its Concrete segment provides turnkey concrete construction services including place and finish, site prep, layout, forming, and rebar placement for large commercial, structural and other associated business areas. The Company is headquartered in Houston, Texas. The Company’s website is located at: https://www.oriongroupholdingsinc.com.

Backlog Definition

Backlog consists of projects under contract that have either (a) not been started, or (b) are in progress but are not yet complete. The Company cannot guarantee that the revenue implied by its backlog will be realized, or, if realized, will result in earnings or profitability. Backlog can fluctuate from period to period due to the timing and execution of contracts. The typical duration of the Company’s Concrete projects ranges from six to twelve months and Marine projects range from 18 to 24 months. The Company's backlog at any point in time includes both revenue it expects to realize during the next twelve-month period as well as revenue it expects to realize in future years.

Non-GAAP Financial Measures

This press release includes the financial measures “adjusted net income/loss,” “adjusted earnings/loss per share,” “EBITDA,” “Adjusted EBITDA,” and “Adjusted EBITDA margin.”  These measurements are “non-GAAP financial measures” under rules of the Securities and Exchange Commission, including Regulation G. The non-GAAP financial information may be determined or calculated differently by other companies that use similarly titled measures. By reporting such non-GAAP financial information, the Company does not intend to give such information greater prominence than comparable GAAP financial information. Investors are urged to consider these non-GAAP measures in addition to and not in substitute for measures prepared in accordance with GAAP.

Adjusted net income/loss and adjusted earnings/loss per share should not be viewed as an equivalent financial measure to net income/loss or earnings/loss per share. Adjusted net income/loss and adjusted earnings/loss per share exclude certain items that management believes are one-time items or items whose timing or amount cannot be reasonably estimated. The Company believes these adjusted financial measures are a useful supplement to earnings/loss calculated in accordance with GAAP.

Orion defines EBITDA as net income/loss before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is calculated by adjusting EBITDA for certain items that management believes are one-time items or items whose timing or amount cannot be reasonably estimated. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA for the period by contract revenues for the period. The GAAP financial measure that is most directly comparable to EBITDA and Adjusted EBITDA is net income, while the GAAP financial measure that is most directly comparable to Adjusted EBITDA margin is operating margin, which represents operating income divided by contract revenues. EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are used internally to evaluate current operating expense, operating efficiency, and operating profitability on a variable cost basis, by excluding the depreciation and amortization expenses, primarily related to capital expenditures and acquisitions, and net interest and tax expenses. Additionally, EBITDA, Adjusted EBITDA and Adjusted EBITDA margin provide useful information regarding the Company's ability to meet future debt service and working capital requirements while providing an overall evaluation of the Company's financial condition. In addition, EBITDA is used internally for incentive compensation purposes. The Company includes EBITDA, Adjusted EBITDA and Adjusted EBITDA margin to provide transparency to investors as they are commonly used by investors and others in assessing performance. EBITDA, Adjusted EBITDA and Adjusted EBITDA margin have certain limitations as analytical tools and should not be used as a substitute for operating margin, net income, cash flows, or other data prepared in accordance with GAAP, or as a measure of the Company's profitability or liquidity.

Forward-Looking Statements

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, of which provisions the Company is availing itself. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as “believes,” ”expects,” “may,” ”will,” ”could,” ”should,” ”seeks,” ”approximately,” ”intends,” “plans,” ”estimates,” or ”anticipates,” or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, guidance, outlook, assumptions, or goals. In particular, statements regarding our pipeline of opportunities, achievement of strategic priorities, position for growth, financial guidance and future operations or results, including those set forth in this press release, and any other statement, express or implied, concerning financial guidance or future operating results or the future generation of or ability to generate revenues, income, net income, gross profit, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, or cash flow, including to service debt or maintain compliance with debt covenants, and including any estimates, guidance, forecasts or assumptions regarding future revenues or revenue growth, are forward-looking statements. Forward-looking statements also include project award announcements, estimated project start dates, ramp-up of contract activity and contract options, which may or may not be awarded in the future. Forward-looking statements involve risks, including those associated with the Company's fixed price contracts that impacts profits, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, levels and predictability of government funding or other governmental budgetary constraints, and any potential contract options that may or may not be awarded in the future, and are at the sole discretion of award by the customer. Past performance is not necessarily an indicator of future results. Considering these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company's plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise, except as required by law.

Please refer to the Company's 2025 Annual Report on Form 10-K, filed on March 4, 2026 which is available on its website at www.oriongroupholdingsinc.com or at the SEC's website at www.sec.gov, and filings and press releases subsequent to such Annual Report on Form 10-K for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

Contact:

Margaret Boyce

346-278-3762

mboyce@orn.net

Source: Orion Group Holdings, Inc.

Orion Group Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In Thousands, Except Share and Per Share Information)

(Unaudited)

	Three Months Ended
	March 31,
	2026	2025
Contract revenues	$216,301	$188,653
Costs of contract revenues	190,422	165,638
Gross profit	25,879	23,015
Selling, general and administrative expenses	26,319	22,545
Amortization of intangible assets	390	—
Gain on disposal of assets, net	(35)	(363)
Operating (loss) income	(795)	833
Other (expense) income:
Interest expense	(1,531)	(2,334)
Other income	161	227
Other expense, net	(1,370)	(2,107)
Loss before income taxes	(2,165)	(1,274)
Income tax (benefit) expense	(6,852)	140
Net income (loss)	$4,687	$(1,414)

Basic income (loss) per share	$0.12	$(0.04)
Diluted income (loss) per share	$0.12	$(0.04)
Shares used to compute income (loss) per share
Basic	40,110,047	39,056,396
Diluted	40,133,155	39,056,396

Orion Group Holdings, Inc. and Subsidiaries

Reconciliation of Adjusted Net Income (Loss)

(In thousands except per share information)

(Unaudited)

	Three Months Ended
	March 31,
	2026	2025
Net income (loss)	$4,687	$(1,414)
Adjusting items and the tax effects:
Non-cash share-based compensation	1,387	1,123
ERP implementation	81	605
Severance	—	30
Process improvement initiatives	—	138
Acquisition and integration costs	1,613	—
Amortization of purchased intangibles	390	—
Tax rate of 23% applied to adjusting items(1)	(798)	(436)
Reversal of the impact of valuation allowances	(5,395)	214
Adjusted net income	$1,965	$260
Adjusted EPS	$0.05	$0.01

(1)	Items are taxed discretely using the Company's blended tax rate.

Orion Group Holdings, Inc. and Subsidiaries

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations

(In Thousands, Except Margin Data)

(Unaudited)

	Three Months Ended
	March 31,
	2026	2025
Net income (loss)	$4,687	$(1,414)
Income tax (benefit) expense	(6,852)	140
Interest expense, net	1,444	2,141
Depreciation and amortization	6,387	5,403
EBITDA(1)	5,666	6,270
Non-cash share-based compensation	1,387	1,123
ERP implementation	81	605
Severance	—	30
Process improvement initiatives	—	138
Acquisition and integration costs	1,613	—
Adjusted EBITDA(2)	$8,747	$8,166
Adjusted EBITDA margin(2)	4.0%	4.3%

(1)	EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.
(2)	Adjusted EBITDA is a non-GAAP measure that represents EBITDA adjusted for non-cash share-based compensation, ERP implementation, severance, process improvement initiatives and acquisition and integration costs. Adjusted EBITDA margin is a non-GAAP measure calculated by dividing Adjusted EBITDA by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations by Segment

(In Thousands, Except Margin Data)

(Unaudited)

	For the three months ended March 31, 2026
	Marine	Concrete	General Corporate	Consolidated
Contract revenues	$110,129	$106,172	$—	$216,301

Operating income (loss)	6,580	7,736	(15,111)	(795)
Other income	22	—	52	74
Depreciation and amortization	4,981	700	706	6,387
EBITDA(1)	11,583	8,436	(14,353)	5,666
Non-cash share-based compensation	335	176	876	1,387
ERP implementation	—	—	81	81
Acquisition and integration costs	—	—	1,613	1,613
Adjusted EBITDA(2)	$11,918	$8,612	$(11,783)	$8,747
Adjusted EBITDA margin(2)	10.8%	8.1%		4.0%

	For the three months ended March 31, 2025
	Marine	Concrete	General Corporate	Consolidated
Contract revenues	$127,163	$61,490	$—	$188,653

Operating income (loss)	12,322	1,809	(13,298)	833
Other income	—	10	24	34
Depreciation and amortization	4,378	872	153	5,403
EBITDA(1)	16,700	2,691	(13,121)	6,270
Non-cash share-based compensation	280	91	752	1,123
ERP implementation	—	—	605	605
Severance	—	16	14	30
Process improvement initiatives			138	138
Adjusted EBITDA(2)	$16,980	$2,798	$(11,612)	$8,166
Adjusted EBITDA margin(2)	13.4%	4.6%		4.3%

(1)	EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.
(2)	Adjusted EBITDA is a non-GAAP measure that represents EBITDA adjusted for non-cash share-based compensation, ERP implementation, severance, process improvement initiatives and acquisition and integration costs. Adjusted EBITDA margin is a non-GAAP measure calculated by dividing Adjusted EBITDA by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Three months ended March 31,
	2026	2025
Cash flows from operating activities
Net income (loss)	$4,687	$(1,414)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	4,384	3,175
Amortization of right-of-use ("ROU") operating leases	1,402	2,477
Amortization of ROU finance leases	2,003	2,228
Amortization of deferred debt issuance costs	84	395
Deferred income taxes	(6,829)	(11)
Share-based compensation	1,387	1,123
Gain on disposal of assets, net	(35)	(363)
Allowance for credit losses	(18)	232
Change in operating assets and liabilities:
Accounts receivable	33,737	(35,266)
Income tax receivable	14	47
Inventory	(288)	63
Prepaid expenses and other	2,627	1,319
Contract assets	(10,457)	20,827
Accounts payable	(13,948)	13,747
Accrued liabilities	(11,779)	(6,174)
Operating lease liabilities	(1,495)	(1,219)
Income tax payable	79	(14)
Contract liabilities	(630)	(4,615)
Net cash provided by (used in) operating activities	4,925	(3,443)
Cash flows from investing activities:
Proceeds from sale of property and equipment	60	341
Purchase of property and equipment	(8,575)	(9,033)
Business acquisition, net cash acquired	(44,000)	—
Net cash used in investing activities	(52,515)	(8,692)
Cash flows from financing activities:
Borrowings on credit facilities	53,000	3,047
Payments on credit facilities	(40,000)	(3,148)
Proceeds from term loan	40,000	—
Proceeds from deemed financing obligation	4,221	—
Principal payments on deemed financing obligation	(1,226)	(729)
Loan costs related to credit facilities	(419)	(323)
Payments of finance lease liabilities	(2,507)	(2,517)
Employee stock plans, net activity	(813)	445
Net cash provided by (used in) financing activities	52,256	(3,225)
Net change in cash, cash equivalents and restricted cash	4,666	(15,360)
Cash, cash equivalents and restricted cash at beginning of period	3,285	28,316
Cash, cash equivalents and restricted cash at end of period	$7,951	$12,956

Orion Group Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In Thousands, Except Share and Per Share Information)

	March 31,	December 31,
	2026	2025
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,254	$1,588
Restricted cash	1,697	1,697
Accounts receivable:
Trade, net of allowance for credit losses of $3,443 and $3,461, respectively	140,130	175,695
Retainage	54,484	49,194
Income taxes receivable	241	256
Other current	3,648	3,531
Inventory	2,760	2,432
Contract assets	42,633	31,083
Prepaid expenses and other	9,574	12,686
Total current assets	261,421	278,162
Property and equipment, net of accumulated depreciation	125,444	88,210
Operating lease right-of-use assets, net of accumulated amortization	24,391	20,397
Financing lease right-of-use assets, net of accumulated amortization	16,361	18,360
Inventory, non-current	6,484	6,395
Other non-current	2,566	3,128
Goodwill	32,742	—
Intangible Assets	9,314	—
Total assets	$478,723	$414,652
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current debt, net of debt issuance costs	$5,849	$1,789
Accounts payable:
Trade	95,025	107,433
Retainage	1,372	1,699
Accrued liabilities	19,610	31,750
Income taxes payable	275	197
Contract liabilities	52,379	49,104
Current portion of operating lease liabilities	4,698	4,418
Current portion of financing lease liabilities	6,000	7,517
Total current liabilities	185,208	203,907
Long-term debt, net of debt issuance costs	66,336	6,085
Operating lease liabilities	28,314	24,695
Financing lease liabilities	5,461	5,878
Other long-term liabilities	26,736	15,055
Total liabilities	312,055	255,620
Stockholders’ equity:
Accumulated other comprehensive loss	(23)	—
Preferred stock -- $0.01 par value, 10,000,000 authorized, none issued	—	—
Common stock -- $0.01 par value, 50,000,000 authorized, 41,190,509 and 40,612,139 issued; 40,479,278 and 39,900,908 outstanding at March 31, 2026 and December 31, 2025, respectively	412	406
Treasury stock, 711,231 shares, at cost, as of March 31, 2026 and December 31, 2025, respectively	(6,540)	(6,540)
Additional paid-in capital	229,335	226,369
Retained loss	(56,516)	(61,203)
Total stockholders’ equity	166,668	159,032
Total liabilities and stockholders’ equity	$478,723	$414,652

Orion Group Holdings, Inc. and Subsidiaries

Guidance – Adjusted EBITDA Reconciliation

(In Thousands)

(Unaudited)

	Year Ending
	December 31, 2026
	Low Estimate	High Estimate
Net income	$11,500	$15,300
Income tax expense	400	600
Interest expense, net	7,700	7,700
Depreciation and amortization	25,400	25,400
EBITDA(1)	45,000	49,000
Non-cash share-based compensation	7,200	7,200
ERP implementation	1,800	1,800
Acquisition and integration costs(2)	—	—
Adjusted EBITDA(3)	$54,000	$58,000

(1)	EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.
(2)	Amounts related to acquisition and integration costs are not yet available because the purchase accounting for the acquisition is still in process. Accordingly, these amounts have not been included in this reconciliation and will be reflected in a future period once the purchase accounting is finalized.
(3)	Adjusted EBITDA is a non-GAAP measure that represents EBITDA adjusted for non-cash share-based compensation, ERP implementation, and acquisition and integration costs.

Orion Group Holdings, Inc. and Subsidiaries

Guidance – Adjusted EPS Reconciliation

(In Thousands except per share information)

(Unaudited)

	Year Ending
	December 31, 2026
	Low Estimate	High Estimate
Net income	$11,500	$15,300
Adjusting items and the tax effects:
Non-cash share-based compensation	7,200	7,200
ERP implementation	1,800	1,800
Acquisition and integration costs(1)	—	—
Amortization of purchased intangibles(1)	—	—
Tax rate of 23% applied to adjusting items(2)	(2,100)	(2,100)
Reversal of the impact of valuation allowances	(3,700)	(5,000)
Adjusted net income(3)	$14,700	$17,200
Adjusted EPS(3)	$0.36	$0.42

(1)	Amounts related to acquisition and integration costs and amortization of purchased intangibles are not yet available because the purchase accounting for the acquisition is still in process. Accordingly, these amounts have not been included in this reconciliation and will be reflected in a future period once the purchase accounting is finalized.
(2)	Items are taxed discretely using the Company's blended tax rate.
(3)	Adjusted net income and Adjusted EPS are non-GAAP measures that represent net income adjusted for non-cash share-based compensation, ERP implementation, acquisition and integration costs and amortization of purchased intangibles.